As filed with the Securities and Exchange Commission on April 24, 1998


                                         Registration Statement No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           -------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                        Waste Systems International, Inc.
                    (formerly "BioSafe International, Inc.")
             (Exact name of Registrant as specified in its charter)

       Delaware                                         95-4203626
 (State of incorporation)                (I.R.S. Employer Identification Number)

                          420 Bedford Street, Suite 300
                               Lexington, MA 02173
                                 (781) 862-3000

   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                        WASTE SYSTEMS INTERNATIONAL, INC.
            AMENDED AND RESTATED 1995 STOCK OPTION AND INCENTIVE PLAN

                        WASTE SYSTEMS INTERNATIONAL, INC.
      AMENDED AND RESTATED 1995 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
                            (Full Title of the Plans)



                                  Robert Rivkin
                        Waste Systems International, Inc.
                          420 Bedford Street, Suite 300
                               Lexington, MA 02173
                                 (781) 862-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)
                           ----------------------------

                                 With copies to:
                             THOMAS P. STORER, P.C.
                             GOODWIN, PROCTER & HOAR
                                 Exchange Place
                                 53 State Street
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

                          -----------------------------

                         CALCULATION OF REGISTRATION FEE

----------------------------- ----------------------- ------------------------- ------------------------- ------------------

 Title of Securities Being         Amount to be           Proposed Maximum          Proposed Maximum          Amount of
         Registered               Registered (1)      Offering Price Per Share  Aggregate Offering Price  Registration Fee
----------------------------- ----------------------- ------------------------- ------------------------- ------------------
----------------------------- ----------------------- ------------------------- ------------------------- ------------------
   Common Stock ,                  1,000,418 shares         $1.40625(2)               $1,406,837.81           [1,616.00]
   $.01 par value per share            1,000                 2.1875                        2,187.50
                                       5,000                 3.7500                       18,750.00
                                       1,000                 3.1250                        3,125.00
                                      22,000                 1.8750                       41,250.00
                                      13,480                 2.1850                       29,453.80
                                      12,000                 1.4060                       16,872.00
                                      25,000                  .7500                       18,750.00
                                     570,102                 6.91(3)                   3,939,404.82
                                   -----------                                         ------------
                                   1,650,000 shares(4)                                 5,476,630.93
                                    shares(4)


(1) Plus such additional number of shares as may be required pursuant to the 1995 Stock Option and Incentive Plan in the event of a stock dividend, reverse stock split, split-up, recapitalization or other similar event.

(2) This estimate is made pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), solely for purposes of determining the registration fee and is based upon the price at which outstanding options may be exercised.

(3) This estimate is made pursuant to Rule 457(c) and (h) under the Securities Act, solely for purposes of determining the registration fee based on the average of the high and low prices of the Issuer's Common Stock on the Nasdaq Small Cap market on April 24, 1998.

(4) Includes 1,400,000 shares and 250,000 shares to be offered pursuant to the Amended and Restated 1995 Stock Option and Incentive Plan and the Amended and Restated 1995 Stock Option Plan for Non-Employee Directors, respectively.

--------------------------------------------------------------------------------
                                   PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference.

         Waste Systems International, Inc. (the "Company") hereby incorporates by reference the documents listed in (a) through (c) below, which have previously been filed with the Securities and Exchange Commission.

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997,

         (b) all other reports filed with the Securities and Exchange Commission by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1997; and

         (c) the description of the Company's Common Stock contained in the Registrant's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on or about April 27, 1995, under Section 12 of the Exchange Act and any amendments and reports filed for the purpose of updating such description.

         In addition, all documents subsequently filed with the Securities and Exchange Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.  Description of Securities.

         Not Applicable.


Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.


Item 6.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify a director, officer, employee or agent against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in respect of or in successful defense of any action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          The Company has obtained directors' and officers' insurance providing benefits aggregating $5 million. In addition, Article X of the Company's Second Amended and Restated Certificate of Incorporation (the "Charter") provides that directors or officers of the Company, or others serving as a director or officer of another corporation at the request of the Company, shall be indemnified to the fullest extent permitted by the DGCL. Article X further provides that the indemnification rights provided by such Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise.
Article VII of the Charter further provides that no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director, except to the extent that the elimination or limitation of liability is not permitted under the DGCL as in effect when such liability is determined. Any amendment or repeal of Article VII by the stockholders or an amendment to the DGCL shall not adversely affect any right or protection under such Article existing at the time of such amendment or repeal with respect to any act or omission occurring prior to such amendment or repeal of a person serving as a director at the time of such amendment or repeal.

         Article V of the Company's By-laws provides that present and former directors and officers of the Company shall be indemnified by the Company to the fullest extent authorized by the DGCL, as the same exists or may in the future be amended to provide for broader indemnification rights, against any and all reasonable expenses or liability incurred in connection with any threatened, pending or completed legal proceeding in which any such person is involved as a result of serving or having served as a director or officer of the Company, as a director or officer of any subsidiary of the Company, or acting or having acted in any capacity with any other entity at the written request or direction of the Company, in each case if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to criminal actions or proceedings, that such person had no reasonable cause to believe his or her conduct was unlawful. The By-laws provide that any indemnification extended to an officer pursuant to Article V shall include the reimbursement of expenses by the Company prior to the final disposition of the proceeding upon the receipt of an undertaking by such indemnified person to repay such payment if it is determined that such indemnified person is not entitled to such reimbursement. The By-laws further provide that the previously described provisions of Article V are deemed to be a contract between the Company and each director and officer. In addition, the By-laws provide that the provisions with respect to indemnification and payment of expenses incurred in defending a covered proceeding shall not be exclusive of any right which any person may have or hereafter acquire under any statute, provision of the Charter or the By-laws, agreement, vote of the stockholders or disinterested directors or otherwise.


Item 7.  Exemption from Registration Claimed.

         Not applicable.


Item 8.  Exhibits.

         The following is a complete list of exhibits filed or incorporated by reference as part of this registration statement.

     Exhibit

        5.1       Opinion of Goodwin, Procter & Hoar LLP
                  as to the legality of the securities being registered.
       23.1       Consent of Goodwin, Procter & Hoar LLP (included in Exhibit
                  5.1 hereto).
       23.2       Consent of KPMG Peat Marwick LLP, Independent Accountants.
       24.1 Powers of Attorney (included in signature page on page 4 of this registration statement).


Item 9.           Undertakings.

         (a)               The undersigned registrant hereby undertakes:

                           (1) To file,  during  any  period in which  offers or
                  sales are being made, a post-effective amendment to this registration statement:

                                    (i)  To include any prospectus required by
                           Section 10(a)(3) of the Securities Act;

                                    (ii) To reflect in the  prospectus any facts
                           or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                                    (iii) To include  any  material  information
                           with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to Section 13 or
                  Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;


                           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding)is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Lexington, Commonwealth of Massachusetts, on this __ of April, 1998.

                                              WASTE SYSTEMS INTERNATIONAL, INC.

                                              By: /s/ Robert Rivkin
                                                  ------------------
                                                 Robert Rivkin
                                                 Vice President, Chief Financial
                                                 Officer and Secretary

                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors of Waste Systems International, Inc. hereby severally constitute Philip Strauss and Robert Rivkin, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Waste Systems International, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

   Signature                       Capacity                           Date





/s/ Philip Strauss           Chairman, President and Chief        April 24, 1998
--------------------         Executive Officer (Principal
    Philip Strauss           Executive Officer)


/s/ Robert Rivkin            Vice President, Chief Financial      April 24, 1998
--------------------         Officer, Secretary and Treasurer
    Robert Rivkin            (Principal Financial and
                             Accounting Officer)


/s/ Jay Matulich             Director                             April 24, 1998
--------------------
    Jay Matulich


/s/ David Breazzano          Director                             April 24, 1998
--------------------
    David Breazzano


/s/ Charles Johnston         Director                             April 24, 1998
--------------------
    Charles Johnston


/s/ Judy Mencher             Director                             April 24, 1998
--------------------
    Judy Mencher


/s/ William Philipbar        Director                             April 24, 1998
---------------------
    William Philipbar

                                  EXHIBIT INDEX


Exhibit No.         Description

 5.1 Opinion of Goodwin, Procter & Hoar LLP as to the legality of the securities being registered.

23.1    Consent of Goodwin, Procter & Hoar LLP (included in Exhibit 5.1 hereto).

23.2    Consent of KPMG Peat Marwick LLP, Independent Accountants.

24.1    Powers of Attorney (included on page 4 of this Registration statement).

Exhibit 5.1



                                 April 20, 1998


Waste Systems International, Inc.
420 Bedford Street, Suite 300
Lexington, MA 02173

         Re:      Legality of Securities to be Registered Under
                  Registration Statement on Form S-8

Ladies and Gentlemen:

         This opinion is furnished in connection with the filing of a Registration Statement on Form S-8 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of 1,650,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Waste Systems International, Inc., a Delaware corporation (the "Company").

         In connection with rendering this opinion, we have examined the Amended and Restated Certificate of Incorporation of the Company, as amended and restated to the date hereof and on file with the Delaware Secretary of State; the By-laws of the Company; such records of the corporate proceedings of the Company as we deem appropriate for the purposes of this opinion; the
Registration Statement; the Waste Systems International, Inc. Amended and Restated 1995 Stock Option and Incentive Plan; and the Amended and Restated Waste Systems International, Inc. 1995 Stock Option Plan for Non-Employee Directors (the "Plans"). In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as certified, photostatic or facsimile copies, the authenticity of the originals of such copies and the authenticity of telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon certificates or telephonic confirmations of public officials and certificates, documents, statements and other information of the Company or representatives or officers thereof.

         We are attorneys admitted to practice in The Commonwealth of Massachusetts. We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the laws of The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware.

         Based upon the foregoing, we are of the opinion that when the Shares have been issued and paid for in accordance with the terms of the Plans, such Shares will be duly authorized, validly issued, fully paid and non-assessable.

         The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                Very truly yours,

                                                /s/Goodwin, Procter & Hoar LLP
                                                ------------------------------
                                                   GOODWIN, PROCTER & HOAR LLP

Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement pertaining to the Waste Systems International, Inc. 1995 Amended and Restated Stock Option and Incentive Plan and the Waste Systems International, Inc. Amended and Restated 1995 Stock Option Plan for Non-Employee Directors on Form S-8 of our report dated March 26, 1998, on our audits of the consolidated financial statements of Waste Systems International, Inc. as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, which report is included in the Annual Report on Form 10-K. Our report dated MArch 26, 1998 includes an explanatory paragraph that states that the Company must raise substantial additional capital and must achieve a level of revenues adequate to support its cost structure, which raises substantial doubt about its ability to continue as a going concern, The consolidated financial statements incorporated by reference herein do not include any adjustments that might result from the outcome of that uncertainty.



                                                           KPMG Peat Marwick LLP

Boston, Massachusetts
April 23, 1998